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                                                                   EXHIBIT (2)-6


                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER dated this 9th day of September, 1998, by and between The Banc Corporation, a Delaware corporation ("The Banc Corporation" or the "Surviving Corporation"), and Warrior Capital Corporation, an Alabama corporation ("Warrior" and, together with The Banc Corporation, the "Constituent Corporations").

                              W I T N E S S E T H:

         WHEREAS, The Banc Corporation is a corporation duly organized and existing under the laws of the State of Delaware with its principal office located at 17 North 20th Street, Birmingham, Alabama 35203; and

         WHEREAS, Warrior is a corporation duly organized and existing under the laws of the State of Alabama with its principal office located at 218 Louisa Street, Warrior, Alabama 35180; and

         WHEREAS, The Banc Corporation has an authorized capitalization consisting of 30,000,000 shares, comprised of 25,000,000 shares of common stock, par value $.001 per share ("The Banc Corporation Common Stock") and 5,000,000 shares of preferred stock, par value $.001 per share; and

         WHEREAS, Warrior has an authorized capitalization consisting of 31,434 shares, comprised of 30,000 shares of common stock, par value $1.00 per share ("Warrior Common Stock"), and 1,434 shares of preferred stock, par value $10.00 per share ("Warrior Preferred Stock"); and

         WHEREAS, the Board of Directors of each of Warrior and The Banc Corporation has determined that it is advisable and in the best interests of the Constituent Corporations that Warrior be merged with and into The Banc Corporation under and pursuant to the Alabama Business Corporation Act and the Delaware General Corporation Law, each of which permits such merger, and on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, subject to the approval of the respective stockholders and shareholders of each of the Constituent Corporations as required by law, in consideration of the premises and the mutual covenants, agreements, representations and warranties herein contained and of the benefits to accrue to the parties hereto, it is agreed that, in accordance with the applicable statutes of the State of Alabama and the State of Delaware, Warrior shall be merged with and into The Banc Corporation, which shall be the Surviving Corporation, and that the terms and conditions of such merger, the mode of carrying it into effect and the manner and basis of converting and exchanging the shares of each of the Constituent Corporations into shares of the Surviving Corporation shall be as follows:

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                                    ARTICLE I

                        THE MERGER; EFFECT OF THE MERGER

         (a) Warrior shall be merged with and into The Banc Corporation (the "Merger") in accordance with the applicable provisions of the Delaware General Corporation Law and the Alabama Business Corporation Act and, at the Effective Time (as that term is hereinafter defined), the separate existence of Warrior shall cease, and The Banc Corporation (i) shall continue in existence as the Surviving Corporation, (ii) shall be governed by the laws of the State of Delaware, (iii) shall maintain a registered office in the State of Delaware at Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, Zip Code 19801 and (iv) shall be obligated for the payment of the fair value of any shares held by a shareholder of Warrior who has complied with the requirements of Section 10-2B-13.01-13.41 of the Alabama Business Corporation Act.

         (b) At the Effective Time, the Surviving Corporation shall thereupon and thereafter possess all the rights, privileges, powers and franchises, as well of a public as on a private nature, of each of the Constituent Corporations, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all and singular, the rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well for stock subscriptions as all other things in action or belonging to each of the Constituent Corporations shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the several and respective Constituent Corporations; and the title to any real estate vested by deed or otherwise under the laws of the State of Delaware or elsewhere in either of the Constituent Corporations, shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of each of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all in accordance with Section 259(a) of the Delaware General Corporation Law and
Section 10-2B-11.06 of the Alabama Business Corporation Act.

         (c) If at any time the Surviving Corporation shall consider or be advised that any further action is necessary or desirable to carry out the provisions hereof and to vest the Surviving Corporation with full right, title and interest to all assets, property, rights, privileges, powers and franchises of either of the Constituent Corporations, the officers and directors of the Constituent Corporations are fully authorized in the name of their corporation or otherwise to take, and shall take, all such lawful and necessary action.




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                                   ARTICLE II

              CERTIFICATE OF INCORPORATION OF SURVIVING CORPORATION

         From and after the Effective Time, the Restated Certificate of Incorporation of The Banc Corporation, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation.

                                   ARTICLE III

                              CONVERSION OF SHARES

         (a) At the Effective Time, each share of The Banc Corporation Common Stock outstanding immediately prior to the Effective Time shall be cancelled and shall not be converted into any security or otherwise converted as a result of the Merger. The certificates for such shares shall be surrendered or nullified by reason of the effectiveness of the Merger.

         (b) At the Effective Time, each share of Warrior Common Stock outstanding immediately prior to the Effective Time shall be cancelled and retired and shall be converted into 300 shares of The Banc Corporation Common Stock.

         (c) As soon as practical after the Effective Time, The Banc Corporation shall send a notice and transmittal form to each record holder of a certificate evidencing Warrior Common Stock, advising such holder of the Merger and the procedure for surrendering to The Banc Corporation such certificates in exchange for shares of The Banc Corporation pursuant to Article III (b) hereof. After the Effective Time, each outstanding certificate which heretofore represented Warrior Common Stock shall, until surrendered for exchange in accordance with this Article III, be deemed for all purposes to evidence only the right to receive the number of shares of The Banc Corporation pursuant to this Article III. After the Effective Time, there shall be no further registration or transfer of Warrior Common Stock.

                                   ARTICLE IV

                           BYLAWS AND DIRECTORS, ETC.

         (a) From and after the Effective Time, the bylaws of The Banc Corporation, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until the same may be altered, amended or repealed as provided therein and under applicable law.

         (b) The directors of Warrior immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their successors have been duly elected and qualified.




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         (c)      The officers of Warrior immediately prior to the Effective
Time shall be the officers of the Surviving Corporation until their successors have been duly elected and qualified.

         (d) If, at or after the Effective Time, a vacancy shall exist in the Board of Directors of the Surviving Corporation, or in any of the offices specified above, such vacancy may be filled in the manner provided in the bylaws of the Surviving Corporation.

                                    ARTICLE V

                        SHAREHOLDER APPROVAL; FILING DATE

         This Agreement and Plan of Merger shall be submitted and recommended to the respective stockholders and shareholders of each of the Constituent Corporations as provided by the applicable laws of the State of Delaware and the State of Alabama. If this Agreement and Plan of Merger is duly approved and adopted by the requisite votes of the stockholders and shareholders of the respective Constituent Corporations, this Agreement and Plan of Merger shall be executed, and promptly thereafter the parties hereto will cause the Merger to be consummated by filing (i) with the Secretary of State of the State of Delaware this Agreement and Plan of Merger or a Certificate of Merger, in such form as required by, and executed, acknowledged and certified in accordance with, the relevant provisions of the Delaware General Corporation Law, and (ii) with the Secretary of State of the State of Alabama Articles of Merger in such form as required by, and executed in accordance with, the relevant provisions of the Alabama Business Corporation Act (the time of the later of such filings being the "Effective Time").

                                   ARTICLE VI

                             MODIFICATION AND WAIVER

         The Banc Corporation and Warrior, by mutual consent of their respective Boards of Directors, may terminate, amend, modify and supplement this Agreement and Plan of Merger in such manner as may be agreed upon by them in writing at any time before or after approval thereof by the stockholders of the Banc Corporation or the shareholders of Warrior or both; provided, however, that after any such approval, no amendment, modification or supplement to this Agreement and Plan of Merger shall be made which by law requires further approval by such stockholders or shareholders without such further approval. At any time prior to the Effective Time, The Banc Corporation or Warrior may, pursuant to action by their respective Board of Directors, to the extent legally allowed, extend the time for or waive the performance of any of the obligations of the other or waive compliance by the other with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.




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                                   ARTICLE VII

                                  COUNTERPARTS

         This Agreement and Plan of Merger may be executed in counterparts, each of which when so executed shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.


         IN WITNESS WHEREOF, The Banc Corporation and Warrior, each pursuant to the approval and authority duly given by resolutions adopted by its Board of Directors, have caused this Agreement and Plan of Merger to be executed by their respective officers thereunto duly authorized.

                                    THE BANC CORPORATION,
                                    a Delaware corporation


                                    By
                                      ------------------------------------------
                                                  James A. Taylor
                                             Chairman of the Board and
                                              Chief Executive Officer


                                    WARRIOR CAPITAL CORPORATION
                                    an Alabama corporation


                                    By
                                      ------------------------------------------
                                                 James A. Taylor
                                              Chairman of the Board




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